Exhibit 4.117

BETWEEN

FUJIAN TAIYU INVESTMENT (GROUP) CO., LTD.

SHAOWU CITY FENGYI POWER DEVELOPMENT CO., LTD.

JIANYANG CITY XINGUANG POWER DEVELOPMENT CO., LTD.

AND

FUJIAN HUABANG HYDROELECTRIC INVESTMENT CO., LTD.

SHARE PURCHASE AGREEMENT For
SHAOWU CITY JINLING POWER GENERATION CO., LTD.

CONTENTS

CHAPTER I DEFINITIONS		5

Article 1	Definitions	5

CHAPTER II SALE EQUITY STAKE		8

Article 2	Sale Equity Stake	8

Article 3	Transfer Price	8

Article 4	Payment of the Transfer Price	9

Article 5	Taxes Payable under the Transfer of the Sale Equity Stake	10

CHAPTER III REPRESENTATIONS AND WARRANTIES BY THE PARTIES		10

Article 6	Representations and Warranties by The Parties	10

CHAPTER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFERORS		11

Article 7	Disclosures, Representations and Warranties by the Transferors	11

Article 8	General Representations and Warranties by the Transferors	12

Article 9	Ownership	13

Article 10	The Target Company	13

CHAPTER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY TRANSFEREE		20

Article 11	Disclosures, Representations and Warranties by Transferee	20

CHAPTER VI DELIVERY		21

Article 12	Delivery	21

CHAPTER VII DEBT ARRANGEMENT AND EMPLOYEES RELOCATION OF TARGET COMPANY		24

Article 13	Debts Arrangement	24

Article 14	Relocation of Employees	25

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as “this Agreement”) is executed by the following Parties in Fujian China on November 3, 2010.

(1)

Party A: Fujian Huabang Hydroelectric Investment Co., Ltd. (hereinafter referred to as the “Transferee”), a wholly foreign owned enterprise registered and established in accordance with the laws of the PRC, with its registration number of 350000400003598 and registered address at the 3rd Floor of East Building A, No.349, Guangda Road, Taijiang District, Fuzhou City, the legal representative of which is John Douglas Kuhns, whose position is chairman and nationality is the United States of America;

(2)

Party B: Fujian Taiyu Investment (Group) Co., Ltd., a company registered and established in accordance with the laws of the PRC, with its registration number of 350700100005376 and its registered address at No.211, Bayi Road, Nanping City, the legal representative of which is Ding Hui, whose nationality is the PRC;

(3)

Party C: Shaowu City Fengyi Power Development Co., Ltd., a company registered and established in accordance with the laws of the PRC, with its registration number of 350781100001758 and its registered address at No.185, Xichun Road, Shaowu City, the legal representative of which is Ding Qiang, whose nationality is the PRC; and

(4)

Party D: Jianyang City Xinguang Power Development Co., Ltd., a company registered and established in accordance with the laws of the PRC, with its registration number of 350784100009806 and its registered address at No.59, West Street, Jianyang City, the legal representative of which is Chen Dingyong, whose nationality is the PRC.

Party B, Party C and Party D are hereinafter collectively referred to as the “Transferors”. The Transferors and the Transferee are hereinafter collectively referred to as the “Parties” as well as each of the Transferors and the Transferee is hereinafter referred to as the “Party”.

WHEREAS,

(1)

Shaowu City Jinling Power Generation Co., Ltd. (hereinafter referred to as “Target Company”) is a company incorporated in China for the purpose of power generation, power sales and hydroelectric development;

(2)	Party B holds sixty-two per cent (62%) of the equity stake of Jinling Company, and can exercise all of its full rights as a shareholder;

(3)	Party C owns thirty-three per cent (33%) of the equity stake of Jinling Company, and can exercise all of its full rights as a shareholder;

(4)	Party D owns five per cent (5%) of the equity stake of Jinling Company, and can exercise all of its full rights as a shareholder;

(5)

Subject to the terms and conditions set out in this Agreement, the Transferors are willing to transfer one hundred per cent (100%) of the equity stake of Jinling Company (hereinafter referred to as “ Sale Equity Stake”) to the Transferee;

(6)	The Transferee is willing to acquire the Sale Equity Stake subject to the terms and conditions set out in this Agreement;

For this purpose, after friendly consultations, on the principles of equality and mutual benefit, the Parties to this Agreement have reached the following agreement in accordance with the provisions of the Contract Law of the People’s Republic of China, Company Law of the People’s Republic of China, Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and other relevant laws and regulations of the PRC.

Chapter I Definitions

Article 1     Definitions

Unless otherwise prescribed and stipulated, the following terms used in this Agreement shall have the meanings set forth as follows:

“Sale Equity Stake” refers to one hundred per cent (100%) of the equity stake of Jinling Company transferred by the Transferors to the Transferee.

“Jinling Company” refers to Shaowu City Jinling Power Generation Co., Ltd., a limited liability company registered and established in accordance with the laws of PRC, with its registration number being 350781100003671, registered capital (paid-up capital) being RMB51,800,000 and registered address at Zhuangshang Village, Nakou Town, Shaowu City.

“Target Company” refers to Jinling Company.

“New Articles of Association” refers to the new Articles of Association of Shaowu City Jinling Power Generation Co., Ltd. after the completion of the share transfer contemplated in this Agreement, which has been approved by the Examination and Approval Authority.

“Transfer Price” shall have the meaning provided in Article 3.1 hereof, namely, RMB75,060,000.

“Signing Date” refers to the date when this Agreement is signed.

“Effective Date” refers to the date when this Agreement is approved by the Examination and Approval Authority.

“First Payment Date” refers to the date when the Transferee pays the first instalment of the Transfer Price in accordance with Article 4.1 of this Agreement.

“Second Payment Date” refers to the date when the Transferee pays the balance of the Transfer Price in accordance with Article 4.1 of this Agreement.

“Completion Date of Delivery” refers to the date provided in Art.12.6 hereof.

“PRC” or “China” refers to the People’s Republic of China.

“Claims” refers to claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including attorney fees and expenses) whatsoever and howsoever arising.

“Encumbrance” refers to any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including, without limitation:

(1)	any interest or right granted or reserved in or over or affecting the Sale Equity Stake; or

(2)	the interest or right created or otherwise arising in or over the Sale Equity Stake under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(3)	any security over the Sale Equity Stake for the payment of a debt or any other monetary obligation or the performance of any other obligation.

“Examination and Approval Authority” refers to the relevant PRC governmental department having the authority to examine and approve this Agreement, the New Articles of Association of the Company and to grant approval for the share transfer contemplated in this Agreement pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC.

“Material Adverse Change” refers to:

(1)

investigations (which may cause the Target Company to be punished) and penalties upon the Target Company by relevant governmental authorities, which may materially affect the normal operation of the Target Company;

(2)	involvement with any litigation, arbitration or any other judicial proceedings by the Target Company which may have material impact on the normal operation of the Target Company; or

(3)	any change which may have impact on the financials, business, assets, or debts in the amount of RMB100,000 or more.

“Guarantee Fund” refers to the fund to be transferred by the Transferors to the bank account designated by the Transferee in accordance with Art.15.1 hereof.

“RMB” or “Renminbi” refers to the legal currency of the PRC. Unless otherwise provided, it is the denominating currency of this Agreement.

“Transferors’ Bank Accounts” refer to, for the purpose of this Agreement, the bank accounts respectively opened by Transferors under their respective names for receiving the Transfer Price (as defined in Art 3.1), the detailed information of which is set out in Art.4.2 hereof.

“Senior Officers” refers to general manager, deputy general manager and financial manager.

“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Agreement.

“Working Day” refers to the statutory working day provided by the State Council of the PRC.

Chapter II Sale Equity Stake

Article 2     Sale Equity Stake

2.1

Pursuant to the terms and conditions stipulated in this Agreement, the Transferors agree to transfer to the Transferee and the Transferee agrees to acquire from the Transferors the Sale Equity Stake with all the rights and obligations of and attaching to the Sale Equity Stake including, without limiting the generality thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by Jinling Company and free of any Claims or Encumbrances.

2.2	For the avoidance of doubt, all external investment by Jinling Company shall be included in the assets to be transferred and have been included in the Transfer Price.

Article 3     Transfer Price

3.1

The Transferors and the Transferee after consultations have finally determined that the price for the Sale Equity Stake shall be agreed at RMB75,060,000 (hereinafter referred to as the “Transfer Price”). For the avoidance of doubt, all external investment by Jinling Company has been included in the Transfer Price.

3.2	The Transfer Price shall be paid in two instalments.

Article 4     Payment of the Transfer Price

4.1

Within five (5) Working Days after this Agreement has been approved by the Examination and Approval Authority the certificate of approval for establishment of foreign invested enterprises of Jinling Company has been issued, the Transferee shall pay the Transferors 50% of the Transfer Price, namely, RMB37,530,000. During the period between First Payment Date (inclusive) and Completion Date of Delivery (inclusive) or the date when the Sale Equity Stake has been registered under the name of the Transferee (whichever is later), the Transferors shall pay interest of the first instalment of the Transfer Price calculated in 0.016% per day to the Transferee, which shall be fully paid to the bank account designated by the Transferee on Completion Date of Delivery or the date when the Sale Equity Stake has been registered under the name of the Transferee (whichever is later).

From the date when the Transferors have received the first instalment of the Transfer Price, the Parties shall start to cooperate in respect of alteration registration with the competent administration for industry and commerce.

The balance of the Transfer Price, namely, RMB37,530,000, shall be paid within five (5) Working Days after the foreign invested enterprise business license has been issued, the alteration registration of the Sale Equity Stake with the competent administration for industry and commerce has been completed and the Sale Equity Stake has been registered under the name of the Transferee, and the delivery provided in Chapter VI hereof has been accomplished.

When the Transfer Price has been fully transferred to the Transferors’ Bank Accounts, the obligations of the Transferee shall be deemed as completed and the Transferee shall have no liability or obligation to pay any Transfer Price.

4.2	The detailed information of the Transferors’ Bank Accounts is set out below:

Bank account of Party B
Account Bank: Nanping Sihe Branch, Agricultural Bank of China
Account Owner: Fujian Taiyu Investment (Group) Co., Ltd.

Account No.: 910301040003510
Bank account of Party C
Account Bank: Xichun Office, Shaowu City, Agricultural Bank of China
Account Owner: Shaowu City Fengyi Power Development Co., Ltd
Account No.: 920401040000082

Bank account of Party D
Account Bank: Jianyang Branch, Agricultural Bank of China
Account Owner: Jianyang City Xinguang Power Development Co., Ltd.
Account No.: 35001677207050006953

4.3

The Transferors shall, within five (5) Working Days after the Payment Date of each payment, issue to the Transferee the legal documents evidencing the receipt of the Transfer Price, i.e. the receipt with the Transferors’ seals. In the event that the Transferors fail to issue the said documents within the prescribed time limit to the transferee, the Transferee shall be entitled to correspondingly delay its following payable instalment of the Transfer Price and charge a default fee at 0.05% of the Transfer Price per day. In the event that the said legal documents issued by the Transferors are not in compliance with the PRC laws and regulations which cause the Transferee and/or the Target Company to suffer from any damage or loss, the Transferors shall make full compensation on to Transferee and/or the Target Company.

Article 5     Taxes Payable under the Transfer of the Sale Equity Stake

Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Agreement by each of the Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of PRC.

Chapter III Representations and Warranties by the Parties

Article 6     Representations and Warranties by The Parties

6.1

At the time of signing this Agreement, the Transferors and the Transferee hereby state that the documents and information provided to the Party (ies) or their agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date are still valid and authentic and confirm that, should discrepancies appear between the latter and the terms of this Agreement, this Agreement shall prevail.

6.2

The Parties to this Agreement agree to strive jointly in coordinating all the work pertaining to the transfer of the Sale Equity Stake, including but not limited to application for approvals, alteration registration with the competent administration for industry and commerce and filing for record, etc., and the expenses arising therefrom shall be respectively borne by the Parties.

Chapter IV Disclosures, Representations and Warranties by the Transferors

  Article 7     Disclosures, Representations and Warranties by the Transferors

The Transferors hereby jointly and severally represent and warrant to the Transferee that:

7.1

All information and facts relating to the Target Company that are in the possession of the Transferors or is known to any of the Transferors which will have a substantive effect on the Transferors’ abilities to fulfil any of their obligations in this Agreement or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfil its obligations under this Agreement, have been disclosed to the Transferee and the information provided by the Transferors to the Transferee does not contain any representation that is untrue or misleading.

7.2

No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will materially affect their abilities to sign this Agreement or fulfil their obligations under this Agreement.

7.3

Up to the Signing Date, the Transferors have informed the whole matter of the transfer of the Sale Equity Stake to all Third Parties relating to the Sale Equity Stake and the Target Company; in case of requiring the consent of such Third Party, the Transferors have procured the written consent.

7.4	The Transferors hereby undertake that none of them will take any action after the Signing Date that will cause any adverse impact on the Target Company.

7.5

Regarding the documents and information provided by the Transferors to the Transferee and/or the Transferee’s agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date, the Transferors hereby undertake that:

	7.5.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

	7.5.2	all documents supplied to the Transferee and/or the Transferee’s agencies as originals are authentic and complete;

	7.5.3	all signatures (stamps) appearing on documents supplied to the Transferee and/or the Transferee’s agencies as originals or copies of originals are genuine; and

7.5.4

The Transferors have drawn to the attention of the Transferee and/or the Transferee’s agencies all matters that are material for the Transferee to proceed with the transaction as contemplated in this Agreement.

7.6

The Transferors shall, at any moment upon the request by Transferee, on their own expenses, carry out and/or conduct in a way which is satisfactory to the Transferee, or to impel the Third Party to carry out and/or conduct in a way which is satisfactory to the Transferee, any action and/or document which the Transferee reasonably deems requisite, in order to realize the full effectiveness and implementation of this Agreement, provided that the aforesaid requests shall be fair and reasonable and in compliance with relevant laws, administrative regulations and rules.

Article 8 General Representations and Warranties by the Transferors

8.1

The Transferors are legal entities that have been duly established according to the laws and regulations of China and they are validly and legally in existence and also operating normally in accordance with the laws and regulations of China. Signing this Agreement and fulfilling all of their obligations stipulated herein by the Transferors shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that any of the Transferors is a party to or is bound by.

  Article 9     Ownership

9.1

The Transferors undertake and warrant that: the Transferors are the legal owners of the Sale Equity Stake and have full authority and right to transfer the Sale Equity Stake to the Transferee and the Sale Equity Stake does not involve any state-owned assets and interests.

9.2

The Transferors undertake and warrant that: up to the Effective Date (inclusive), the Sale Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Sale Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights and interest).

  Article 10     The Target Company

The Transferors hereby jointly and severally represent and warrant to the Transferee that:

10.1

The Target Company is legal entity that has been duly established according to the laws of PRC and they are validly and legally in existence and also operating normally in accordance with the laws and regulations of PRC.

10.2

The registered capital of the Target Company has been fully paid up on schedule. The Transferors and Jinling Company have completed their full obligations to contribute, and have procured valid verifications for their contributions according to PRC laws. There is no withdrawal of the registered capital by the Transferors and Jinling Company.

10.3

The development, construction and operation of the Target Company have been duly granted by relevant governmental authorities all requisite approvals and are fully complied with all relevant PRC laws and regulations and the approvals and permits of relevant governmental authorities, in no violation of PRC laws and regulations and approvals and permits of relevant governmental authorities.

10.4

Up to the Completion Date of Delivery, every aspect of the Target Company, including but not limited to the hydrology, geology, water flow, dam safety, hydroelectric generator, etc., is complied with the requirements of power generation under normal situations and is free from any defect or any other problem provided of the loss due to normal operation and usage. The installed capacity of the Target Company conforms to that provided in relevant governmental approvals and the name plates of generator units of the Hydroelectric Projects. In the event that Transferee and/or the Target Company suffer from any damage or loss arising out of any defect or any other problem which already existed before the Completion Date of Delivery, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Target Company.

10.5

Up to the Completion Date of Delivery (inclusive), the Target Company has never suffered and are not currently suffering from any other administrative investigations, prosecutions, arbitrations, disputes, Claims or other proceedings (ongoing, pending or threatened), nor the Target Company has been punished.

Up to the Completion Date of Delivery, the Transferors have fully disclosed to the Transferee all information in respect of environmental protection, water and soil preservation, flood prevention plan, utilization of land (woodland), wood cutting, power generation, residents relocation, fire-prevention and work safety, etc.

The Transferors hereby warrant that except for the payables set out in this Agreement, all fees, charges, compensations, penalties and expenses payable to or being required to pay to any PRC governmental authority/or any other Third Party prior to the Completion Date of Delivery have been paid in full.

In the event that the Transferee and/or the Target Company suffer from any penalty, damage, loss, etc. due to any such administrative investigations, prosecutions, arbitrations, disputes, Claims, penalties and/or other proceedings which existed before the Completion Date of Delivery and have not been disclosed by the Transferors, the Transferors shall fully compensate the Transferee and/or the Target Company.

10.6

Other than those disclosed in this Agreement, the Target Company legally owns all requisite real estates (including but not limited to land, buildings, water retaining dam, water diversion canal, power transmission lines, structures and affiliated facilities) and moveable assets (including but not limited to machinery, equipments, vehicles, furniture and office supplies), and such real estates and movable assets shall be not less than those real estate and movable assets listed out in the Breakdown of Assets Checking and Evaluation prepared by Guangdong Zhongtuo Zhengtai Assets Valuation and Land Appraisal Co., Ltd and jointly confirmed by the Transferors and the Transferee. The Transferors hereby confirm and warrant that from the Signing Date (inclusive) to the Completion Date of Delivery (inclusive), no loss or damages to such real estates and movables will be incurred due to any actions of the Transferors/or any Third Party. In the event that such real estates and movables incur any damage or loss due to any action of the Transferor/or any Third party, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Target Company.

10.7

Up to the Completion Date of Delivery (inclusive), the delivery of major machinery and equipments of Target Company shall be deemed as completed if the main machinery and equipments have been in good and consecutive operation for 72 hours. Up to the Completion Date of Delivery (inclusive), all hydro buildings and structures owned by the Target Company are in good and secure conditions. In the event that within twelve (12) months after the Completion Date of Delivery, the Target Company/or the Transferee suffer any loss or damage due to material or hidden defects which already existed before the Completion Date of Delivery (inclusive), the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Target Company.

10.8

The production, operation, construction and business of the Target Company are fully complied with all applicable PRC laws and regulations and national and industrial standards, including but not limited to those laws and regulations and standards in relation to hydropower generation, environmental protection, water and soil preservation, flood prevention plan, design and construction of water resource projects, invitation and submission of bids, utilization of woodland, wood cutting, fire-prevention, work safety and relocation. All construction projects of the Target Company (including complete and under construction projects) have obtained all required approvals and permits from relevant governmental authorities and have been constructed strictly in compliance with such approvals and permits without any violation. The Transferors warrant that the environmental protection authorities, water resource authorities, power regulatory authorities, construction authorities, forestry authorities, fire-prevention authorities, planning authorities, safe production authorities, relocation administration authorities and other governmental authorities will not punish the Target Company for the problems of environmental protection, water and soil preservation, water fetching, flood prevention planning, design and construction of water resources projects, invitation and submission of bids, power generation, utilization of woodland, wood cutting, fire-prevention, work safety and relocation, etc. which already existed before the Completion Date of Delivery (inclusive). In the event that the Target Company suffers from any loss or damage due to the punishment by local government, environmental protection authority, water resources authority, electricity regulatory authority, forest authority, construction authority, fire-prevention authority, planning authority, work safety authority, relocation administration authorities or other governmental authorities, the Transferors shall fully compensate the Transferee and/or the Target Company so as to hold the Transferee and/or the Target Company harmless, excluding those already disclosed in this Agreement.

10.9

Up to the Signing Date, the Transferors have already disclosed all information of the debts of the Target Company. As of the Completion Date of Delivery (inclusive), such information is still complete, reliable, accurate and true. Up to the Completion Date of Delivery (inclusive), all bank loans and other debts of the Target Company have been disclosed to the Transferee. As of the Completion Date of Delivery (inclusive), all due principal and interests of the bank loans and other debts have been fully paid off. The Transferors shall assume joint liabilities for any undisclosed debts of the Target Company and any unpaid due principal and interests (as of the Completion Date of Delivery (inclusive)) so as to hold the Transferee and/or the Target Company harmless.

10.10

As of the Completion Date of Delivery (inclusive), all compensation fees for the land occupied and used by the Target Company have been fully paid off, however, the fees for the procurement of the state-owned land use right certificates of workshop, dam, production area of the Target Company shall be executed pursuant to Article 15 hereof. As of the Completion Date of Delivery, the Target Company could not be involved in any legal action, arbitration, penalty or suffer from any other damage or loss due to the land issues. In the event that the Transferee and/the Target Company suffer from any penalty, damage or loss, etc. therefrom, the Transferors shall assume the joint liability to fully compensate Transferee and/or the Target Company.

10.11

As of the Completion Date of Delivery, except for the lease land disclosed by Transferors, the Target Company does not lease any moveable assets and real estate such as land, buildings equipments and facilities, etc. As of the Completion Date of Delivery (inclusive), the due rental and relevant fees have been fully paid off. In the event that the Target Company and/or the Transferee suffer from any penalty, damage or loss due to the undisclosed leased moveable assets and real estate, the Transferors shall assume joint liability and fully compensate the Transferee and/or the Target Company.

10.12

During the period between the Signing Date and the Completion Date of Delivery, the Transferors shall normally operate and manage the Target Company and warrant that there will not be any Material Adverse Change of the operation, business and conditions of the Target Company.

10.13

As of the Completion Date of Delivery, except for the external investment already disclosed, Jinling Company does not have any equity investment in any other companies, enterprises, or other economic organizations, or have any partnership or association with any other companies, enterprises, or other economic organizations or individuals. In the event that the Target Company suffers from any damage or loss due to such undisclosed equity investment or other investments, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Target Company.

10.14

As of the Completion Date of Delivery, except for the securities already disclosed, the Target Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other restrictions, neither has the Target Company provided any security (including but not limited to mortgage, pledge and guarantee, etc.) for any other companies, enterprises, economic entities or any individuals. In the event that the Target Company suffers from any damage or loss due to such undisclosed securities, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Target Company.

10.15

As of the Completion Date of Delivery, the Target Company has fully paid up all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban construction tax and educational surcharges, and water resources fees. The Transferors shall assume joint liabilities for any unpaid tax and fees to the Transferee and/or the Target Company so as to hold the Transferee and/or the Target Company harmless.

10.16

The effectiveness of this Agreement will not cause any Third Party to terminate the contracts or agreements which are concluded with the Target Company prior to the Effective Date (inclusive) of this Agreement which are still valid on the Effective Date of this Agreement.

10.17

As of the Completion Date of Delivery, the Target Company’s production technology and procedures are in full compliance with relevant PRC laws, standards and norms, and there are no illegal actions of infringing upon intellectual property rights of others, such as patent, know-how, etc. In the event that the Target Company suffers from any punishment, damage or loss due to any above issue, the Transferors shall assume joint liabilities and fully compensate the Target Company and/or Transferee.

10.18

Labour Contracts between the Target Company and the employees who are still employed by the Target Company upon the Signing Date have been legally and validly concluded. The various social insurance premiums and housing provident fund, which shall be paid for the employees according to relevant PRC laws and regulations, have been fully and timely paid up, and the Target Company have not delayed any payment of the employees’ social insurance premiums, housing provident fund, salaries, and other welfares provided in PRC laws and the Target Company’ internal regulations. As of the Completion Date of Delivery (inclusive), the Target Company is free from any problem which may lead the employees to initiate labour arbitrations or lawsuits against the Target Company. In the event that the Target Company and/or Transferee suffer from any punishment, loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Target Company.

10.19

All insurance policies of the Target Company are valid and all due fees have been fully paid off, and all the other key conditions have been fully fulfilled and complied with. As of the Completion Date of Delivery (inclusive), there are no conditions which have led or may lead the aforesaid insurance policies to be invalid or the Target Company cannot be compensated. As of the Completion Date of Delivery, there are no situations in which the Target Company may claim for compensations from the insurer according to the aforesaid insurance policies.

10.20

As of the Completion Date of Delivery (inclusive), relevant coordination fees, compensation fees and other liabilities and obligations, which are payable and assumed by the Target Company to any Third Party in accordance with relevant agreements for the purpose of the construction, land occupation and other issues of the Hydroelectric Projects, have been fully paid off or fulfilled, and there is no delayed or defaulted payment. In the event that the Target Company and/or the Transferee suffer from any loss or damage due to the reasons existed prior to the Completion Date of Delivery, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Target Company.

10.21

All the accounts, books, ledgers and financial records of the Target Company have been formulated in accordance with the accounting procedures and rules provided by PRC accounting system, and have been fully, properly and accurately recorded and completed, which do not involve any material mistake and deviation, and truly and precisely reflect all transactions relating to the Target Company and show the financial, contractual and other business conditions of the Target Company during every financial term.

10.22

The Transferors undertake and warrant that after the Effective Date, the Target Company shall not illegally interfere with or hamper the Transferee in respect of amendments to articles of association, election of new directors and supervisors etc. and in the course of future production, operation and management.

10.23

The Transferors undertake and warrant that they will, within six months from the Second Payment Date (inclusive), discharge the joint liabilities provided by Jinling Company for the benefit of Zhenghe County Jinhe Hydroelectric Co.,

Ltd. and Fujian Province Nanping Minyan Power Construction Co., Ltd., and the Transferors shall provide security for the benefit of Jinling Company in respect of the release of the aforesaid security until the release of such security. In the event that Jinling Company suffers from any damage or loss, the Transferors shall fully compensate Jinling Company.

10.24

The Transferors undertake and warrant they would procure the shareholders’ resolution regarding the approval of the transfer of Sale Equity Stake in accordance with relevant provisions of the Company Law.

10.25	Any representation and warranty made by the Transferors under this Agreement shall survive 12 months after the Completion Date of Delivery.

Chapter V Disclosures, Representations and Warranties by Transferee

  Article 11     Disclosures, Representations and Warranties by Transferee

The Transferee hereby represents and warrants to the Transferors that:

11.1

The Transferee is a foreign invested enterprise that has been duly established, validly and legally in existence and also operated normally in accordance with the laws and regulations of PRC. The Transferee is capable of fulfilling its obligation of paying the Transfer Price as set out in this Agreement.

11.2

The Transferee in signing this Agreement and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

11.3

No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Agreement or fulfil its obligations under this Agreement.

11.4	The Transferee undertakes that it will discharge the securities set out in Appendix VI to this Agreement that have been provided to the Target

Company by the Transferors/or any Third Party within six (6) months from the Second Payment Date. The Transferee undertakes that it will provide securities to the Transferors/or any Third Party in respect of the said discharge of securities until the said discharge of securities have been legally completed. In the event that the Transferors/or any Third Party suffer from any loss or damage due to the said securities, the Transferee shall fully compensate the Transferors/or any Third Party.

11.5	Any representation and warranty made by the Transferee under this Agreement shall survive 12 months after the Completion Date of Delivery.

Chapter VI Delivery

  Article 12     Delivery

12.1	After the Signing Date, the Transferors and the Transferee shall immediately organize a delivery team to make preparations for the delivery of the Target Company.

12.2	The Parties confirm that the delivery includes all equities interests in the power stations held by Jinling Company.

12.3

The Transferors warrant that prior to the delivery, they shall deliver the list of all documents and receipts and other materials of the Target Company to the Transferee, including but not limited to all financial vouchers, books, approvals, certificates, licenses, customers’ information, engineering materials, all contracts, agreements entered into by Target Company and employees’ materials, etc.

12.4

The Transferors shall warrant making a full and complete delivery and the Target Company’s movable assets and real estate delivered to the Transferee shall not be reduced or damaged comparing with those set out in the breakdown of assets checking and valuation issued by Guangdong Zhongtuo Zhengtai Assets Valuation and Land Valuation Co., Ltd.

12.5	The delivery includes but not limited to:

(1)	Delivery of the production, operation and management of the Target Company to the staff appointed by the Transferee;

(2)	Delivery of the Target Company’s seals, such as the official seal, financial seal and contract seal, etc. to the staff appointed by the Transferee;

(3)

The Transferors and the Transferee shall check and verify all the assets (including but not limited to the real estate and movable assets) of the Target Company, make a list of the Target Company’ assets, and complete the delivery, subject to the confirmation by way of signature by the representatives of both the Transferor and the Transferee on site; during the checking and verifying of the assets, the Transferors shall compensate for the damaged assets by reference to the valuation price;

(4)	Delivery of originals of all current approvals, certificates, licences, customers’ information of the Target Company to the staff appointed by the Transferee;

(5)

Originals of all the project drawings, contracts and agreements (including but not limited to grid connection and dispatching agreement, power purchase and sale contract, project contract, equipment contract, installation contract, materials contract) and other files shall be sorted out and delivered to the staff appointed by the Transferee;

(6)	Originals of all the financial accounting books, financial vouchers and the fiscal files shall be sorted out and delivered to the staff appointed by the Transferee and financial closing shall be done;

(7)

The Transferors shall deliver the specific technologies of the parties to the projects contracts, such as the parties of construction, equipment manufacture, design, supervision, quality examination, etc. to the staff appointed by the Transferee; and

(8)	The delivery of other current materials and files of the Target Company.

12.6

The specific delivery order of the Target Company shall be determined by both Parties separately, however, the delivery shall be completed within ten (10) Working Days after the First Payment Date, the completion of which shall be confirmed in writing by the Transferee. The Completion Date of Delivery shall be the issuance date of the written confirmation by the Transferee.

12.7

24:00 of the Completion Date of Delivery or 24:00 of the day when the Sale Equity Stake is registered under the name of the Transferee (the later of which shall prevail) shall be the settlement point of the rights closing of the Transferors and Transferee. All debts and interests of the Target Company prior to the settlement point shall be assumed by the Transferors, and all creditor’s rights and income (including depreciation) shall be owned by the Transferors. The debts inherited by the Target Company and/or debts and interests of the Target Company after the settlement point shall be assumed by the Transferee and all creditor’s rights and income shall be owned by the Transferee.

12.8	After the completion of the delivery, as for the reasonable request of further delivery by the Transferee in writing, the Transferors shall cooperate actively.

12.9	The Transferors shall make sure the continuity, stability and safety of the production and operation of the Target Company during the process of the delivery.

12.10

The Transferors and Transferee shall fully cooperate so as to complete the delivery. In the event that the other Party or the Target Company after the transfer of the Sale Equity Stake suffers from any damage due to any Party’s non-cooperation, such Party shall be liable for the compensation in accordance with law.

12.11

The Transferors undertake and warrant that the engineering and relevant equipments and facilities of the Target Company is in compliance with the Breakdown of Assets Checking and Evaluation prepared by Guangdong Zhongtuo Zhengtai Assets Valuation and Land Appraisal Co., Ltd. In the event that the Transferee incurs any loss arising therefrom, the Transferors shall fully compensate the Transferee.

Chapter VII Debt Arrangement and Employees Relocation of Target Company

  Article 13     Debts Arrangement

13.1

The Parties confirm that as of the Completion Date of Delivery, the banking loans of the Target Company shall be in the total amount of RMB 204,000,000, and the bank loans inherited by the Transferee in proportion to shareholding ratio is RMB160,000,000; as of the Completion Date of Delivery, other debts of the Target Company shall be in the total amount of RMB191,896,370.23 and the other debts inherited by the Transferee in proportion to shareholding ratio is RMB175,940,000.

13.2

In principle, the Transferee shall pay off the shareholders’ loans in the total amount of RMB126,211,772 within six months from the Completion Date of Delivery. Within eight months from the Completion Date of Delivery (exclusive), the Transferee shall pay interest (applicable annual interest rate is 6%) to the Transferors for the balance of the shareholders’ loans; within four months from the expiration date of the aforesaid eight-month period, the Transferee shall pay interest (applicable annual interest rate is 10%) to the Transferors for the balance of such unpaid shareholders’ loans. The aforesaid interest shall be settled quarterly from the Completion Date of Delivery, and last interest shall be paid on the day when the principal of the shareholders’ loan is fully paid.

The escrow shall be ended on the Completion Date of Delivery for the deposit in the amount of RMB20,000,000 paid by the Transferee to the escrow account prior to the signing of this Agreement. Such fund shall be used by the Transferors and the interest for the corresponding portion of the shareholders’ loan shall be exempted.

13.3	Other than shareholders’ loans, other debts in the amount of RMB49,728,228 shall be paid by the Transferee after the Completion Date of Delivery.

13.4

The debts and interests as of 24:00 of the Completion Date of Delivery or the date when the Sale Equity Stake is registered under the name of the Transferee (whichever is later) which exceed the total amount set out in this Agreement hereto shall be assumed by the Transferors and the balance after paying off the debts shall belong to the Transferors which shall be paid by the Transferee to the Transferors.

13.5

In case of the occurrence of any of the following circumstances and subject to the confirmation by the Parties, the Transferee is entitled to directly deduct relevant amount from the shareholders’ loans to be repaid set out in Appendix V thereto:

(1)

the creditors of other debts of the Target Company which are not within the scope set out in this Agreement request the payment of the debts existing prior to the Completion Date of Delivery (inclusive); or

	(2)	other creditors of the Company request the payment of the debts which are more than those set out thereon.

In case of the occurrence of any of the above circumstances, in the event that the shareholders’ loans are not sufficient to pay off, the difference shall be fully borne by the Transferors, the Transferee and the Target Company shall not be liable. In the event that the Transferee and/or the Target Company incur any damage or loss, the Transferors shall assume joint liabilities to fully compensate the Transferee and/or the Target Company.

  Article     14 Relocation of Employees

14.1

After the completion of the transfer of equity interests, all existing employees shall be relocated in accordance with law. The terms and conditions of their employment shall be determined by reference to the current standards and implemented in accordance with the Labour Law of the PRC, Labour Contract Law of the PRC and other laws and regulations.

14.2	The company shall protect legal rights of the employees in accordance with law.

Chapter VIII Guarantee Fund

  Article 15     Guarantee Fund

15.1

The Transferors agree that the Transferee can deduct RMB7,950,000 from the shareholders’ loan to be repaid as the Guarantee Fund for the completion of all matters provided in Article 15.2 hereof (“Guarantee Fund”). The guarantee period shall commence from the Effective Date, and shall end when all obligations provided in Article 15.2 have been fulfilled or one year from the Effective Date (the later shall prevail).

15.2	The Guarantee Fund shall ensure the completion of the following matters:

(1)

As for all land and buildings of the workshop, dam and production area of all power stations invested by Target Company, the Transferors shall procure the legal and valid State-owned Land Use Right Certificates (granted type) and Building Ownership Certificates and deliver the originals to the Transferee;

(2)

The Transferors shall complete the overall completion acceptance for all power stations invested by Target Company, procure the acceptance verification letters and relevant approvals and deliver the originals to the Transferee.

15.3

All fees and expenses arising from the matters set out in Article 15.2 shall be assumed by the Transferors in proportion to shareholding ratio and deducted from the Guarantee Fund provided that the Transferors shall submit relevant legal receipts to the Transferee. In the event that the Guarantee Fund is not sufficient to pay the aforesaid fees and expenses, the exceeding portion shall be borne by the Transferors in proportion to shareholding ratio and the Transferee and Target Company shall not be liable.

15.4

During the guarantee period, in the event that the Transferors breach any representation or warranty under this Agreement or commit any other defaulting actions and the Transferee incurs any damage or loss arising therefrom, the Transferee is entitled to directly deduct such amount from the Guarantee Fund and the Transferors shall not request the Transferee to refund.

15.5

After the expiration of the guarantee period, in the event that no quality problems arise and the Transferors have no breach of this Agreement, the Transferee shall refund the balance of the Guarantee Fund (if any) without interest to the bank account designated by the Transferors within five (5) Working Days from the expiration date of the guarantee period.

15.6

The Parties confirm that notwithstanding the foregoing, within two (2) years from the Effective Date, the obligations set out in Article 15.2 are not fulfilled due to Transferors’ reasons, then the balance of the Guarantee Fund (if any)

and interest accrued thereon shall be owned by the Transferee and no need to refund it.

Chapter IX Confidentiality

  Article 16     Confidentiality

16.1

Unless otherwise provided for in another relevant confidentiality agreement, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Agreement pertaining to their respective businesses, or financial situations and other confidential matters, the Parties to this Agreement which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

	16.1.1	Keep the aforesaid Confidential Information confidential;

16.1.2

Save for the disclosure of the Confidential Information by a Party to this Agreement to its employees solely for the performance of their duties and responsibilities, none of the Parties to this Agreement shall disclose the Confidential Information to any Third Party or any entity.

16.2	The provisions of the aforesaid Article 16.1 shall not apply to Confidential Information:

16.2.1

which was available to the receiving Party from the written records made by the receiving Party and was approved to be known by the receiving Party by the written records before the disclosing Party disclosed the information to the receiving Party;

	16.2.2	which has become public information by means not attributable to any breach by the receiving Party;

	16.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation to the said Confidential Information.

16.3

As far as any natural person or legal entity which is a Party to this Agreement is concerned, notwithstanding that it has ceased to be a Party to this Agreement because of the transfer of its rights and obligations pursuant to the terms of this Agreement, the stipulations set out in this Chapter IX shall remain binding on it.

Chapter X Breach of Contract

  Article 17     Liability for Breach of a Representation or Warranty

17.1

If any representation or warranty made by any Party to this Agreement is found to be an error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Agreement by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to require the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

17.2	Each representation and warranty set out in this Agreement is to be construed independently.

  Article 18     Liability for Breach of Contract

18.1

In the event of a breach committed by any Party to this Agreement, the said defaulting Party shall be liable to the other Party (ies) for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Agreement and the laws and regulations of PRC. In the event the Parties commit the breach of contract, one Party shall assume the liability to compensate the loss or damage or other obligations for the other Parties respectively.

18.2

The Parties hereby confirm that in the event that the transfer of the Sale Equity Stake has not been legally completed due to Transferee’s reasons, the deposit in the amount of RMB20,000,000 paid by the Transferee shall not be refunded; in the event that the transfer of the Sale Equity Stake has not been legally completed due to Transferors’ reasons, the Transferors shall refund the double deposit paid by the Transferee to the bank account designated by the Transferee within five (5) Working Days from the date when such reason occurs; in the event that the transfer of the Sale Equity Stake has not been legally completed due to reasons of the Examination and Approval Authority or administration for industry and commerce, the Transferors shall refund the deposit in the amount of RMB20,000,000 paid by the Transferee and interest accrued thereon to the bank account designated by the Transferee within five (5) Working Days from the date when such reason occurs.

18.3

In the event that the undisclosed issues by Transferors prior to the signing of this Agreement which may influence the legal existence of the Target Company, actually influence the legal existence of the Target Company after the transfer of equity stake hereunder, the Transferee is entitled to apply to the Examination and Approval Authority for the termination of this Agreement and to require the Transferors to pay three per cent (3%) of the Transfer Price as liquidated damages; in addition, the Transferee is entitled to resort to other claims in accordance with the PRC laws and this Agreement.

18.4

Except for Transferee’s reasons, in the event that the delivery is not fully completed within the time limit as prescribed in Chapter VI due to Transferors’ reasons and the Transferors still fail to perform or refuse to perform within ten (10) days after the Transferee urges them in writing, then the Transferors shall pay RMB20,000,000 to the Transferee as liquidated damages within three (3) days after the expiration of the urgency period.

In the event that the Transferee fails to pay the Transfer Price on time in accordance with Article 4.1 hereof, the Transferee shall pay 0.03% of the unpaid Transfer Price per day as defaulted fines; in case the default period is longer than 30 days, then from the 31st day, the Transferee shall pay 0.05% of the unpaid Transfer Price per day as defaulted fines. In the event that the Transferee delays to pay the Transfer Price for more than six (6) months and/or fails to pay off the shareholders’ loans within one (1) year from the Completion Date of Delivery in accordance with Article 13.2 hereof, such delay shall be deemed as material breach and the Transferee shall pay RMB20,000,000 to the Transferors as liquidated damages.

18.5	Any violation of the obligations, representations and warranties under this Agreement by any Party of the Transferors and Transferee shall constitute a breach of contract, and the defaulting Party (ies) shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

18.6

For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of this Agreement committed by any of Transferors.

Chapter XI Force Majeure

  Article 19     Force Majeure

19.1

“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

19.2

In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Agreement affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Agreement to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract as provided for in this Agreement for the duration of the Force Majeure.

19.3

The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence issued by the notary organization of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapter XII Resolution of Disputes

  Article 20     Arbitration

20.1	Any dispute arising out of or in connection with this Agreement between the Parties to this Agreement shall firstly be resolved through friendly consultation.

In the event that thirty (30) Working Days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its prevailing valid arbitration rules. The place for arbitration shall be in Shanghai.

20.2	The arbitration tribunal shall consist of three (3) arbitrators and the arbitrators shall be proficient in Chinese Language.

Article 21     Validity of the Arbitration Award

The arbitration award shall be final and shall be binding on the Parties to this Agreement. The Parties to this Agreement agree to be bound by the said award, and to act according to the terms of the said award.

Article 22     Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, the Parties to this Agreement shall continue to exercise their other respective rights stipulated in this Agreement, and shall also continue to fulfil their other respective obligations stipulated in this Agreement.

Chapter XIII Applicable Law

Article 23     Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Agreement. All disputes arising out of or in connection with this Agreement shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Agreement, reference shall be made to general international business practice.

Chapter XIV Miscellaneous

Article 24     Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Agreement by any Party to this Agreement shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 25     Transfer

Unless otherwise described and prescribed in this Agreement, without the prior written consents from the other Parties or the written approvals from the Examination and Approval Authority as required by laws, none of the Parties to this Agreement shall transfer or assign that Party’s entitlement or obligations as stipulated in this Agreement.

Article 26     Amendment

26.1	This Agreement has been executed for the benefit of the Parties to this Agreement and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

26.2	This Agreement may not be amended verbally. Only both of the written document signed by the Parties indicating their consent to such amendment, shall any amendment to this Agreement become effective.

Article 27     Severability

The invalidity of any term in this Agreement shall not affect the validity of the other terms in this Agreement.

Article 28     Language

This Agreement is written in both the Chinese Language and the English Language. In case of any inconsistency between the Chinese Language and the English Language, the Chinese Language shall prevail.

Article 29     Validity of the Text and Appendices

29.1

This Agreement shall become effective on the approval date by the Examination and Approval Authority. The Chinese text of this Agreement shall be signed in six (7) sets of original. Each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the Examination and Approval Authority, the governing authority of industry and commerce and other governmental authorities as required. The remaining originals shall be filed and kept by the Jinling Company.

29.2

The English text of this Agreement shall be signed in six (6) sets of original and one (1) set of original each shall be sent to the Examination and Approval Authority the governing authority of industry and commerce and other governmental authorities as required. The remaining originals shall be filed and kept by the Jinling Company.

29.3

The Parties may enter into separate agreements regarding any matters not covered in this Agreement. Such agreements shall be integral part of this Agreement and shall have the same legal effect as this Agreement after being approved by the Examination and Approval Authority.

Article 30     Notification

30.1

Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Agreement shall have them written in the Chinese Language and shall send them as a letter by a courier service company or by facsimile. Letters sent by a courier service company will require a confirmation to be given seven (7) Working Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Agreement shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) Working Days after transmission, subject to a facsimile confirmation report evidencing this.

30.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

Transferee’s Address:25B, New Poly Plaza, No.1 Chaoyangmen North St., Dongcheng District, Beijing
	Telephone Number:	010-6492 8483
	Facsimile Number:	010-6496 1540
	Addressee:	Jin Lei

The Address jointly designated by Transferors: 3rd Floor, Mindian Plaza, No. 53, Bin Jiang South Road, Nanping City, Fujian
Telephone Number:	0599-8843348
Facsimile Number:	0599-8843348
Addressee:	Shi Chengjian

Article 31     The Entire Agreement

This Agreement constitutes the entire agreement of the Parties to this Agreement pertaining to the transaction agreed upon in this Agreement, and shall replace all the previous discussions, negotiations and agreements among the Parties to this Agreement in respect of the transaction of this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the duly authorised representatives of Party A, Party B, Party C and Party D have signed this Agreement on the date first above written.

Party A:	Fujian Huabang Hydroelectric Investment Co., Ltd.

(Stamp)

Authorized Representative (Signature): ______________

Party B:	Fujian Taiyu Investment (Group) Co., Ltd.

(Stamp)

Authorized Representative (Signature): __________________

Party C:	Shaowu City Fengyi Power Development Co., Ltd.

(Stamp)

Authorized Representative (Signature): __________________

Party D:	Jianyang City Xinguang Power Development Co., Ltd.

(Stamp)

Authorized Representative (Signature): __________________